UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2021

Performant Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 North Canyons Parkway
Livermore, California 94551
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 960-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On December 17, 2021, Performant Financial Corporation, a Delaware corporation (the “Company”) entered into a Credit Agreement, among the Company, as borrower, the lenders from time to time party thereto and MUFG Union Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement includes a $20 million term loan commitment, which was fully advanced at closing and a $15 million revolving loan commitment, which was undrawn at closing. A portion of the revolving loan commitment of up to $2.5 million is available for the issuance of letters of credit. Subject to certain customary exceptions, the obligations under the Credit Agreement are, or will be, guaranteed by each of the Company’s existing and future, direct or indirect, domestic subsidiaries. The obligations of the Company under the Credit Agreement are secured by liens on substantially all of the assets of the Company and each of its domestic subsidiaries that are guarantors under the Credit Agreement.

The Credit Agreement matures on December 17, 2026. The proceeds from the term loan under the Credit Agreement were used by the Company, together with cash on hand, to refinance its credit agreement dated as of August 17, 2017, with ECMC Group, Inc. (as amended, the “Existing Credit Agreement”), and to pay fees and expenses in connection with the Credit Agreement.

The Company may, at its option, prepay the term loan borrowings under the Credit Agreement, in whole or in part, at any time and from time to time without premium or penalty (except in certain circumstances). Pursuant to the Credit Agreement, the Company is required to repay the aggregate outstanding principal amount of the term loan under the Credit Agreement in quarterly installments on the last day of each March, June, September and December, commencing March 31, 2022, and ending with the last such day to occur prior to the maturity date, in an amount on each such quarterly date that would result in amortization of (a) 2.5% of the term loan principal in the first full year following commencement of amortization, (b) 5.0% of the term loan principal in the second full year following commencement of amortization, (c) 7.5% of the term loan principal in each of the third and fourth full years following commencement of amortization, and (d) 10% of the term loan principal in the fifth full year (or portion thereof) following commencement of amortization. In addition, the Company must make mandatory prepayments of the term loan principal under the Credit Agreement with the net cash proceeds received in connection with certain specified events, including certain asset sales, casualty and condemnation events (subject to customary reinvestment rights).  Any remaining outstanding principal balance of the term loan under the Credit Agreement is repayable on the maturity date. Amounts repaid or prepaid by the Company with respect to the term loan under the Credit Agreement cannot be reborrowed.

The Company may, at its option, prepay any revolving loan borrowings under the Credit Agreement, in whole or in part, at any time and from time to time without premium or penalty (except in certain circumstances). Borrowings of revolving loans under the Credit Agreement are also subject to mandatory prepayment in the event that outstanding borrowings and letter of credit usage exceed aggregate revolving loan commitments then in effect.

Under the Credit Agreement, loans generally may bear interest based on term SOFR (the secured overnight financing right) or an annual base rate, as applicable, plus, in each case, an applicable margin based on the Company’s leverage ratio each quarter that may range between 2.50% per annum and 3.00% per annum, in the case of term SOFR loans and between 1.50% per annum and 2.00% per annum in the case of base rate loans.  In addition, a commitment fee based on unused availability of the revolving credit facility is also payable which may vary from 0.30% per annum to 0.40% per annum, also based on the Company’s leverage ratio.

The Credit Agreement contains certain customary representations, warranties, and affirmative and negative covenants of the Company and its subsidiaries that restrict the Company’s and its subsidiaries’ ability to take certain actions, including, incurrence of indebtedness, creation of liens, making certain investments, mergers or consolidations, dispositions of assets, assignments, sales or transfers of equity in subsidiaries, repurchase or redemption of capital stock, entering into certain transactions with affiliates, or changing the nature of the Company’s business. The Credit Agreement also contains two financial covenants, which require the Company to maintain, as of the last day of each fiscal quarter commencing with March 31, 2022, (a) a total leverage ratio of not greater than (i) 3.00 to 1.00 through September 30, 2022 and (ii) 2.50 to 1.00 thereafter and (b) a fixed charge coverage ratio of not less than 1.20 to 1.00.  The obligations under the Credit Agreement may be accelerated or the commitments terminated upon the occurrence of events of default under the Credit Agreement, which include payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control, and other customary events of default.

The foregoing description of the Credit Agreements is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 1.1, and which is incorporated by reference herein.

Item 1.02     Termination of Material Definitive Agreement.

On December 17, 2021, the Company terminated the Existing Credit Agreement.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits
1.1    Credit Agreement, dated as of December 17, 2021 among the Company, as borrower, the lenders from time to time party thereto and MUFG Union Bank, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December __, 2021

PERFORMANT FINANCIAL CORPORATION

By:	/s/ Lisa Im
Lisa Im
Chief Executive Officer